                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   |X|

Filed by a Party other than the Registrant   |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement               |_| Confidential, For Use of the
|_|  Definitive Proxy Statement                    Commission Only (as permitted
|_|  Definitive Additional Materials               by Rule 14a-6(e)(2))
|_|  Soliciting Material Pursuant to Rule 14a-12

                             WASTE CONNECTIONS, INC.
                             -----------------------
                (Name of Registrant as Specified in Its Charter)


                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, $0.01 par value

     (2)  Aggregate number of securities to which transaction applies: $________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $__________

     (4)  Proposed maximum aggregate value of transaction: $____________________

     (5)  Total fee paid: $_______________

|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   PRELIMINARY
                           NOTICE AND PROXY STATEMENT

                             WASTE CONNECTIONS, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 23, 2003

Dear Stockholder of WASTE CONNECTIONS, INC.:

     You are invited to attend the annual meeting of stockholders of WASTE CONNECTIONS, INC. to be held on Friday, May 23, 2003, at 10:00 A.M., Pacific Time. The meeting will be held at the Marriott Rancho Cordova, 11211 Point East Drive, Rancho Cordova, California 95742 for the following purposes:

     1.   To elect two Class II directors to serve for a term of three years;

     2. To approve the amendment of our Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 150,000,000 shares;


     3. To ratify the appointment of Ernst & Young LLP as our independent auditors for the year 2003; and


     4. To consider such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

     Only stockholders of record at the close of business on March 31, 2003, are entitled to receive notice of and to vote at the annual meeting or any adjournment of the annual meeting.

     Waste Connections' Annual Report for the year 2002 is enclosed for your convenience.

     Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote by telephone or on the Internet. Please follow the instructions on the form you receive from your bank or broker. The method by which you decide to vote will not limit your right to vote at the annual meeting. If you later decide to attend the annual meeting in person, you may vote your shares even if you have submitted a proxy in writing, by telephone or on the Internet.

                                          By Order of the Board of Directors,

                                          Robert D. Evans
                                          SECRETARY
April __, 2003

     Your vote is important. Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy or follow any telephone or Internet procedures established by your bank or broker.

                             WASTE CONNECTIONS, INC.
                         35 IRON POINT CIRCLE, SUITE 200
                            FOLSOM, CALIFORNIA 95630

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2003

     The Board of Directors of WASTE CONNECTIONS, INC., a Delaware corporation, is furnishing this proxy statement and the accompanying proxy card to solicit proxies from holders of our common stock for the annual meeting of stockholders to be held on Friday, May 23, 2003, for the purposes described in the Notice of Annual Meeting. We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock these brokerage firms, custodians, nominees and fiduciaries hold of record, and we will reimburse them for reasonable out-of-pocket expenses incurred in forwarding these materials. We are first mailing this proxy statement to our stockholders on or about April ___, 2003.

                              VOTING AT THE MEETING

     The record date for determining stockholders entitled to notice of and to vote at the annual meeting was the close of business on March 31, 2003. On that date 28,152,853 shares of common stock were outstanding, all of which are entitled to vote on all matters that properly come before the annual meeting. Each stockholder has one vote for each share of common stock held.

    Each proxy that we receive prior to the annual meeting will, unless revoked, be voted in accordance with the instructions we are given for that proxy. If no instruction is given, the shares will be voted FOR the election of our nominees for director listed in this proxy statement, FOR the amendment of our Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 150,000,000 shares and FOR ratification of the appointment of Ernst & Young LLP. A stockholder who has given a proxy in writing may revoke it at any time before it is voted at the annual meeting in any of three ways:

     o by delivering a written notice of revocation to the Secretary of Waste Connections;

     o by delivering a duly executed proxy bearing a later date to the Secretary of Waste Connections; or

     o    by attending the meeting and voting in person.

     A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum. We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote. We will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

     Accordingly, directions to withhold authority, abstentions and broker non-votes will have no effect on the election of directors or on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, but will be the equivalent of a "no" vote on a matter that requires the affirmative vote of a certain percentage of the votes entitled to be cast on a matter.

     No minimum number of votes is required to elect our nominees as directors. The affirmative vote of at least a majority of the outstanding shares of common stock is required to approve the amendment to our Certificate of Incorporation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors for the year 2003.

                             PRINCIPAL STOCKHOLDERS

    The following table shows the amount of Waste Connections' common stock beneficially owned, as of March 31, 2003, by: (i) each person or entity that we know owns more than 5% of our common stock; (ii) the "named executive officers" identified in "Executive Compensation" and each director of Waste Connections; and (iii) all current directors, nominees and executive officers of Waste Connections as a group.

                                                                                       PERCENTAGE
                                                                                     OF OUTSTANDING
                                                                        NUMBER OF       SHARES OF
NAME OF BENEFICIAL OWNER(1)                                               SHARES      COMMON STOCK
---------------------------                                               ------      ------------
FMR Corp (2). ......................................................      2,414,204          8.6%
Westfield Capital Management Co., LLC (2)...........................      1,594,460          5.7
Ronald J. Mittelstaedt (3)..........................................        824,221          2.9
Eugene V. Dupreau (4)...............................................        170,000          0.6
Michael W. Harlan (5)...............................................         23,000          0.1
William J. Razzouk (6)..............................................         58,500          0.2
Robert H. Davis (7) ................................................         60,100          0.2
Steven F. Bouck (8).................................................        280,839          1.0
Darrell W. Chambliss (9)............................................        148,748          0.5
Robert D. Evans (10)................................................         61,000          0.2
Michael R. Foos (11)................................................        106,346          0.4
All executive officers and directors as a group (15 persons)........      1,920,340          6.8

-------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days and shares of common stock into which convertible securities are convertible within 60 days count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants and convertible securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2) The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Westfield Capital Management Co., LLC is One Financial Center, Boston, Massachusetts 02111. The share ownership of FMR Corp. is based on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2003, and the share ownership of Westfield Capital Management Co., LLC is based on a Schedule 13G filed with the Securities and Exchange Commission on January 16, 2003.

(3) Includes 156,667 shares purchasable under currently exercisable options and 300,000 shares subject to a zero-cost collar. Also includes 212,553 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 2,600 shares held by the Mittelstaedt Family Trust as to which Mr. Mittelstaedt disclaims beneficial ownership.

(4) Includes 66,667 shares purchasable under currently exercisable warrants and 28,333 shares purchasable under currently exercisable options.

(5)  Includes 20,000 shares purchasable under currently exercisable options.

(6)  Includes 57,500 shares purchasable under currently exercisable options.

(7)  Includes 60,000 shares purchasable under currently exercisable options.

(8) Includes 10,000 shares owned by Mr. Bouck's two minor sons, 129,917 shares purchasable under currently exercisable options and 60,000 shares subject to a zero-cost collar.

(9) Includes 82,082 shares purchasable under currently exercisable options, and 33,333 shares subject to a zero-cost collar.

(10) Includes 60,000 shares purchasable under currently exercisable options.

(11) Includes 95,417 shares purchasable under currently exercisable options, and 33,333 shares subject to a zero-cost collar.


                       PROPOSAL I -- ELECTION OF DIRECTORS

     Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. At the annual meeting, Messrs. Harlan and Razzouk will be nominated to serve in Class II until the annual meeting of stockholders to be held in 2006 and until a successor has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the election of Messrs. Harlan and Razzouk for director. Proxies will be voted in a discretionary manner if Messrs. Harlan and Razzouk are unable to serve. Messrs. Harlan and Razzouk currently serve as directors of the Company.

     Certain information about Messrs. Harlan and Razzouk and the directors serving in Class I and Class III, whose terms expire in future years, is set forth below.

                                                                                                              DIRECTOR
        NAME AND BACKGROUND                                                                     AGE            SINCE
        -------------------                                                                     ---            -----

        NOMINEES FOR CLASS II DIRECTOR FOR TERM EXPIRING IN 2006                                 42            1998

        MICHAEL W. HARLAN is Senior Vice President, Chief Financial Officer and a
        director of U.S. Concrete, Inc., a company focused on acquiring businesses in the ready-mix concrete industry. From November 1997 to January 30, 1998, Mr.
        Harlan served as a consultant to Waste Connections on various financial matters.
        From March 1997 to August 1998, Mr. Harlan was Vice President and Chief
        Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and
        Canada. In January 2000, approximately 17 months after Mr. Harlan departed from
        Apple Orthodontix, Apple Orthodontix filed a voluntary case under chapter 11 of the federal bankruptcy code. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste
        Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste
        Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he was a Manager since July 1986.

        WILLIAM J. RAZZOUK owns WJR Advisors and WJR Ventures, management consulting and         55            1998
        investment firms. From August 2000 to December 2002, he was a Managing Director
        of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee that focuses on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com,
        an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of that company from September 1998 until April
        2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was also the
        President, Chief Operating Officer and a director of Storage USA, Inc., a publicly traded real estate investment trust that owns and operates more than
        350 mini storage warehouses. He served as the President and Chief Operating
        Officer of America Online from February 1996 to June 1996. From 1983 to 1996,
        Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, World Wide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox
        Corporation. He previously was a director of Fritz Companies, Inc., Sanifill,
        Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online, and La Quinta
        Motor Inns.

                                                                                                              DIRECTOR
        NAME AND BACKGROUND                                                                     AGE            SINCE
        -------------------                                                                     ---            -----

        CLASS I DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING IN 2005
        EUGENE V. DUPREAU has been Vice President-- Western Region and a director of             55            1998
        Waste Connections since February 23, 1998. Mr. Dupreau served as President and a director of Madera Disposal Systems, Inc. beginning in 1981 and 1985, respectively, and held both positions until Waste Connections acquired Madera in
        1998. He serves as a director of several civic and charitable organizations in
        Madera County.

        ROBERT H. DAVIS is Chief Executive Officer and a director of GreenMan                    60            2001
        Technologies, Inc., a tire shredding and recycling company. Prior to joining
        GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris
        Industries, Inc. from 1990 to 1997. A 26-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres
        International, Garden State Paper Company and SCS Engineers, Inc.


        CLASS III DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING IN 2004
        RONALD J. MITTELSTAEDT has been President, Chief Executive Officer and a                 39            1997
        director of Waste Connections since the company was formed, and was elected
        Chairman in January 1998. Mr. Mittelstaedt has more than 14 years of experience in the solid waste industry. He served as a consultant to United Waste Systems,
        Inc., with the title of Executive Vice President, from January 1997 to August
        1997, where he was responsible for corporate development for all states west of
        Colorado. As Regional Vice President of USA Waste Services, Inc. (including
        Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from November
        1993 to January 1997, he was responsible for all operations in 16 states and
        Canada. Mr. Mittelstaedt held various positions at Browning-Ferris Industries,
        Inc. from August 1988 to November 1993, most recently as Division Vice President in northern California, overseeing the San Jose market. Previously he was the
        District Manager responsible for BFI's operations in Sacramento and the surrounding areas.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Our Board of Directors held six meetings during 2002. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he served in 2002. The Board has determined that each of Messrs. Harlan, Razzouk and Davis is "independent" within the meaning of Section 10A of the Securities Exchange Act of 1934 and the corporate governance rule proposals approved by the New York Stock Exchange Board of Directors and submitted to the Securities and Exchange Commission for approval.

     The Executive Committee, whose Chairman is Mr. Mittelstaedt and whose other current members are Mr. Harlan and Mr. Razzouk, met six times in 2002. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing Waste Connections' business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any By-law. Between meetings of the board, the Executive Committee approves all acquisitions by Waste Connections for stock and for cash or other consideration of $2.5 million or more.

     The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Davis, met eight times in 2002. The Board has determined that all of the members of the Audit Committee are "financially literate" within the meaning of the corporate governance rule proposals approved by the New York Stock Exchange Board of Directors and submitted to the Securities and Exchange Commission for approval. The Board has also determined that Mr. Harlan is an "audit committee financial expert" as defined in Section 401(h) of Regulation S-K of the Securities and Exchange Commission and is "independent" as defined in Section 303.01(B)(2)(a) of the listing standards of the New York Stock Exchange. The committee's duties are discussed below under "Audit Committee Report." The Board of Directors has amended its written charter for the Audit Committee, which is attached as Exhibit A.

     The Compensation Committee, whose chairman is Mr. Razzouk and whose other current member is Mr. Harlan, met eight times in 2002. This committee is responsible for establishing Waste Connections' executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors, executive officers, employees, consultants and agents; approves and administers any guarantee of any obligation of, or other financial assistance to any officer or other employee; and approves the grant of options, warrants and other forms of equity incentives to officers, directors, employees, agents and consultants. See "Executive Compensation - Compensation Committee Report on Executive Compensation."

     The Board of Directors established a Nominating and Corporate Governance Committee on March 28, 2003, to recommend to the Board director nominees and to develop and recommend to the Board and assist the Board in implementing corporate governance principles. Mr. Davis is Chair of the Nominating and Corporate Governance Committees, and Messrs. Harlan and Razzouk are members of that committee.

     The Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders scheduled to be held on May 26, 2004, must notify the Secretary of Waste Connections in writing no earlier than February 26, 2004, nor later than March 27, 2004. The stockholder's written notice must include information about each proposed nominee, including name, age, business address, residence address, principal occupation, shares beneficially owned and any other information required in proxy solicitations. The notice must also include the nominating stockholder's name and address and the number of shares of our common stock beneficially owned by the nominating stockholder. The written notice must be accompanied by the executed consent of each nominee to serve as a director if elected. These procedures are prerequisites under Waste Connections' Amended and Restated By-laws to a stockholder nominating a candidate at the meeting.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of Waste Connections do not currently receive any compensation for attending meetings of the Board of Directors. Each independent director receives a monthly retainer of $1,000 plus a fee of $4,500 for attending each Board meeting and each committee meeting (unless held on the same day as the full Board meeting), in addition to reimbursement of reasonable expenses.

     Each independent director who has not been an employee of Waste Connections at any time during the 12 months preceding his initial election and appointment to the Board is granted an option to purchase shares of our common stock at the time of his or her initial election or appointment. Waste Connections granted to Mr. Davis an option to purchase 20,000 shares of common stock at $29.86 per share, which became exercisable on June 8, 2002.

     Waste Connections grants each independent director, each year during which such person serves on the Board, an option to purchase at least 20,000 shares of our common stock. All such options have an exercise price equal to the fair market value of the common stock on the grant date, vest in full on the grant date, and expire upon the earlier to occur of ten years after the grant date or one year after the director ceases to be a member of the Board.

DIRECTORS' EQUITY OWNERSHIP

     On December 6, 2002, the Board established a policy requiring that, over a three-year period, each independent director acquire ownership of a number shares of Waste Connections' common stock with a market value at the time of purchase equal to approximately three times each director's annual cash compensation for serving as a director.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The following table contains information about the annual and long-term compensation earned in 2000, 2001 and 2002 by the Chief Executive Officer, Ronald J. Mittelstaedt, and the four most highly compensated executive officers other than Mr. Mittelstaedt. The persons named in the table are sometimes referred to in this proxy statement as the "named executive officers." The Chief Executive Officer has been compensated in accordance with the terms of his Employment Agreement described below.


                                                     SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                          -------------------------
                                                                                                          SHARES
                                                                                                        UNDERLYING
                                                             ANNUAL COMPENSATION                         OPTIONS/
                                                   --------------------------------------  RESTRICTED    WARRANTS     ALL OTHER
   NAME AND PRINCIPAL POSITION                YEAR    SALARY        BONUS        OTHER       STOCK     GRANTED(1)   COMPENSATION
   ---------------------------               ----- -----------  -----------   ----------- -----------  ------------ --------------
   Ronald J. Mittelstaedt...............     2000   $ 257,250    $ 120,000     $  8,340         --         70,000          --
     President, Chief Executive              2001     295,000           --        4,297         --        115,000          --
     Officer and Chairman                    2002     295,000      157,000        5,176         --        130,000          --
   Steven F. Bouck......................     2000     156,154       47,000        1,800         --             --          --
     Executive Vice President                2001     192,913           --           --         --         70,000          --
     and Chief Financial Officer             2002     200,000       85,000           --         --         85,000          --
   Darrell W. Chambliss.................     2000     132,260       37,000           --         --             --          --
     Executive Vice President--              2001     149,112           --           --         --         50,000          --
     Operations                              2002     154,154       70,000           --         --         60,000          --
   Robert D. Evans......................     2000          --           --           --         --             --          --
     Executive Vice President, General       2001          --           --           --         --             --          --
     Counsel and Secretary (2)               2002     106,923      100,000    1,000,000        --         130,000          --
   Michael R. Foos......................     2000     131,202       25,000           --         --             --          --
     Chief Accounting Officer                2001     143,836           --           --         --         45,000          --
     and Vice President-- Finance            2002     145,327       45,000           --         --         50,000          --

----------

     (1)  See "Option and Warrant Grants" below.

     (2) "Other" annual compensation earned by Mr. Evans in 2002 consists of stock options granted with an aggregate exercise price $600,000 below the fair market value on the date of grant (see "Options and Warrant Grants" below) and a $400,000 signing bonus that is payable to Mr. Evans at his discretion through 2004.

STOCK OPTIONS AND WARRANTS

     OPTION AND WARRANT GRANTS. The following table contains information concerning the grant of options and warrants to purchase shares of our common stock during 2002 to the named executive officers.

                                                   2002 OPTION AND WARRANT GRANTS

                                                                                                     POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                       NUMBER OF     % OF TOTAL                                          ANNUAL RATES OF
                                        SHARES       OPTIONS AND                                           STOCK PRICE
                                      UNDERLYING      WARRANTS                                          APPRECIATION FOR
                                      OPTIONS AND    GRANTED TO       EXERCISE                       OPTION/WARRANT TERM(3)
        NAME OF                        WARRANTS       EMPLOYEES         PRICE                      ------------------------
        BENEFICIAL OWNER              GRANTED(1)       IN 2002      PER SHARE(2)   EXPIRATION DATE      5%          10%
        ----------------              ----------      ---------     ------------   --------------- ------------------------
        Ronald J. Mittelstaedt......   130,000           8.5%       $  27.80         7/18/2012     $2,272,825    $5,759,785
        Steven F. Bouck.............    81,250           5.3           23.91          2/1/2012      1,221,746     3,096,144
                                         3,750           0.2           27.80         7/18/2012         65,562       166,148
        Darrell W. Chambliss........    56,250           3.7           23.91          2/1/2012        845,824     2,143,484
                                         3,750           0.2           27.80         7/18/2012         65,562       166,148
        Robert D. Evans.............    60,000           3.9           22.00          6/4/2012        830,141     2,103,740
                                        70,000           4.6           32.01          6/4/2012      1,409,164     3,571,099
        Michael R. Foos.............    46,250           3.0           23.91          2/1/2012        695,455     1,762,420
                                         3,750           0.2           27.80         7/18/2012         65,562       166,148

----------

(1) The options for 70,000 shares granted to Mr. Evans and all options granted to Messrs. Mittelstaedt, Bouck, Chambliss and Foos vest over a three-year period commencing on the date of grant. The options for 60,000 shares granted to Mr. Evans vested immediately on the date of grant; however, shares purchased on exercise of these options are restricted as to sale with the restriction period lapsing as to 20,000 shares on each of June 1, 2003, June 1, 2004 and June 1, 2005.

(2) The options for 70,000 shares granted to Mr. Evans and all options granted to Messrs. Mittelstaedt, Bouck, Chambliss and Foos were granted at fair market value as determined by the Board of Directors on the date of grant. The options for 60,000 shares granted to Mr. Evans at $22.00 per share were granted at a discount of $10.00 per share from the fair market value as determined by the Board of Directors on the date of grant. The value of Mr. Evans' options for 60,000 shares was $600,000 on the grant date.

(3) Amounts reported in these columns represent amounts that the named executive officer could realize on exercise of options and warrants immediately before they expire, assuming that our common stock appreciates at 5% or 10% annually. These amounts do not take into account taxes and expenses that may be payable on such exercise. The amount actually realized will depend on the price of our common stock when the options are exercised, which may be before the term expires. The Securities and Exchange Commission requires the table to reflect 5% and 10% annualized rates of stock price appreciation. We do not project those rates and our common stock may not appreciate at those rates.

     OPTION AND WARRANT VALUES. The following table shows information about the named executive officers' exercises of options and warrants during 2002 and the value of their unexercised options and warrants outstanding as of December 31, 2002.

                                  AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION AND WARRANT VALUES

                                                                              NUMBER OF SHARES
                                                                                 UNDERLYING                VALUE OF UNEXERCISED
                                                                           UNEXERCISED OPTIONS AND       IN-THE-MONEY OPTIONS AND
                                                                                 WARRANTS AT                    WARRANTS AT
                                                  SHARES                      DECEMBER 31, 2002            DECEMBER 31, 2002(1)
     NAME OF                                     ACQUIRED      VALUE   -----------------------------  ------------------------------
     BENEFICIAL OWNER                           ON EXERCISE  REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
     ----------------                           ----------- ---------- --------------  -------------  --------------- --------------
     Ronald J. Mittelstaedt...............             --    $     --       95,001         229,999     $   1,870,151   $   3,105,657
     Steven F. Bouck......................             --          --       79,500         131,666         1,642,205       1,867,120
     Darrell W. Chambliss.................         66,666    1,821,875      46,666          93,333           949,071       1,318,991
     Robert D. Evans......................             --          --       60,000          70,000           996,600         462,000
     Michael R. Foos......................         65,000    1,103,998      65,000          80,000         1,577,462       1,126,837

----------

(1) Based on the closing price of our common stock of $38.61 on the New York Stock Exchange on December 31, 2002, less the per share exercise price.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of the named executive officers. The employment agreements with Messrs. Mittelstaedt, Chambliss and Foos were entered into on October 1, 1997, and amended effective June 1, 2000. Messrs. Mittelstaedt's, Chambliss's and Foos's Employment Agreements terminate on May 31, 2005. On each June 1, the terms of Messrs. Mittelstaedt's, Chambliss's and Foos's Employment Agreements are automatically extended for an additional year, thus extending the terms to three years from that date, unless either party has given the other notice of termination. The employment agreement with Mr. Bouck was entered into on February 1, 1998, and was amended effective June 1, 2000. The initial term of Mr. Bouck's Employment Agreement terminated on March 31, 2003 and was automatically renewed through March 31, 2004. Mr. Bouck's Employment Agreement is automatically renewed for successive terms of one year at the end of its initial term, unless either party gives the other notice of termination. The employment agreement with Mr. Evans was entered into on May 10, 2002. The initial term of Mr. Evans' Employment Agreement terminates on May 31, 2005. On June 1 of each year, commencing June 1, 2003, Mr. Evans' Employment Agreement is automatically extended for an additional year, thus extending the term to three years from such date, unless either party gives the other notice of termination.

     Waste Connections or the named executive officer may terminate each agreement with or without cause at any time. If we terminate the agreement without cause (as defined in the agreement) or if the named executive officer terminates the agreement for good reason (as defined in the agreement), we are required to make certain severance payments, and all of the named executive officer's unvested options, warrants and rights relating to our common stock will immediately vest. A change of control of Waste Connections (as defined in the agreement) is generally treated as a termination of the named executive officer without cause.

     Mr. Mittelstaedt's severance payment would be a lump sum payment in an amount equal to his base salary and prorated portion of the maximum bonus payable to him for the year in which the termination occurs, an amount equal to three times his total compensation (including bonuses and other payments) for the twelve months preceding the date of termination, plus three payments of $1,333,333 each payable on the date of termination and each of the first and second anniversaries of the date of termination, subject to compliance with certain provisions of his Employment Agreement. On a change in control (as defined in the Mr. Mittelstaedt's Employment Agreement), Mr. Mittlestaedt would be entitled to receive the same payment up to a maximum of $5,500,000, payable in a lump sum and not in installments.

     Severance payments to Messrs. Chambliss, Foos and Evans would be a sum equal to base salary and prorated portion of the maximum bonus payable to them for the year in which the termination occurs plus an amount equal to three times their respective then current base salary and maximum bonus for the year in which termination occurs. One-third of such amount is payable on termination of employment, and one-third is payable on each of the first and second anniversaries of termination of employment, subject to compliance with certain provisions of their respective Employment Agreements. Mr. Evans' Employment Agreement provides that he may borrow up to $400,000 from Waste Connections in $100,000 increments during each twelve month period commencing June 1, 2002, 2003, 2004 and 2005 bearing interest at the rate of 6% per annum. Any such loan would be due and payable May 31, 2006, although if the market value of options for 70,000 shares granted to Mr. Evans in 2002 is not greater than $1.5 million for a specified period in the year before the loan is due, the principal and any accrued interest will be forgiven, unless Mr. Evans elects to extend the loan for another year. Mr. Evans has not borrowed any of these funds from us. As part of Mr. Evans' severance package, the principal and accrued but unpaid interest on these borrowings would be forgiven and, if the amount borrowed were less than $400,000, Mr. Evans would receive a lump sum payment of $400,000, less the principal amount of these borrowings that is forgiven. In the event of a change in control, Messrs. Chambliss, Foos and Evans would be entitled to payment of their respective severance amounts in a lump sum and not in installments.

     Severance payments to Mr. Bouck would be a lump sum equal to his base salary and prorated portion of the maximum bonus payable to him for the year in which termination occurs, plus an amount equal to the greater of the aggregate total compensation paid to him for the twelve months preceding termination or the amount remaining payable under his agreement. Mr. Bouck would be entitled to the same payments on a change in control.

     In addition to their severance payments, in the event of a change in control, the named executive officers would be entitled to receive either (i) options to purchase stock of the acquiring company for the same number of shares as they would have received had they exercised their Waste Connections options immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction. (The aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the Waste Connections options.) or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain they would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

     The base salaries and maximum performance bonuses as a percentage of annual base salary for the named executive officers for the year 2003 is set forth below:

                                             ANNUAL BASE SALARY    MAXIMUM BONUS
           Ronald J. Mittelstaedt...........      $295,000              100%
           Steven F. Bouck..................       200,000               50%
           Darrell W. Chambliss.............       170,000               50%
           Robert D. Evans..................       200,000               50%
           Michael R. Foos..................       160,000               35%


CERTAIN TRANSACTIONS

     Until May 31, 2002, Mr. Evans was a partner in the law firm of Shartsis, Friese & Ginsburg LLP, which performed legal services for us. In 2002, we paid Shartsis, Friese & Ginsburg LLP approximately $1,782,700 for legal fees and expenses. Mr. Evans has received and will receive payments from that firm with respect to income earned while he was a partner, a return of his invested capital and certain fees payable to withdrawing partners. The amount of payments from Shartsis, Friese & Ginsburg LLP to Mr. Evans is determined in part by the amount of fees paid by us to that firm. No additional payments are due Mr. Evans for periods after December 31, 2002.

     Prior to joining us as a full time employee on May 1, 2002, Kenneth O. Rose, our Senior Vice President-Administration, performed consulting services under a consulting agreement between Waste Connections and Sterling Holdings, LLC, a limited liability company owned by Mr. Rose and members of his family. We paid approximately $116,000 to Sterling Holdings, LLC for these consulting services and reimbursement of expenses.

     Waste Connections employs John Felts, the brother-in-law of Ronald Mittelstaedt, as a Network Manager. The total salary and bonus compensation paid to Mr. Felts in 2002 by Waste Connections was $59,750. In addition, Mr. Felts realized a gain of $84,438 on the sale of common stock received on exercise of options. In 2002, we granted options to Mr. Felts for 4,000 share of our common stock. The options were granted on the same terms and conditions as options to all other employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee in 2002 was Messrs. Harlan and Razzouk. No executive officer of Waste Connections served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Waste Connections.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has prepared the following report on executive compensation to our stockholders.

     COMPENSATION PROCEDURES AND POLICIES. The Compensation Committee determines the compensation of all of the executive officers, including the named executive officers. All decisions by the Compensation Committee relating to the compensation of executive officers, including decisions relating to stock options, are reviewed and approved by the full Board of Directors.

     Our executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to our success in meeting specified targets of growth in revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") as well as budgeted earnings per share annually. Our compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve our performance objectives, rewarding individual performance and contributions, and linking executive and stockholder interests through equity-based plans.

     Our executive compensation consists of three key components: base salary, performance bonuses and stock options, each of which is intended to complement the others and, taken together, satisfy our compensation objectives. The Compensation Committee's policies with respect to each of the three components, including the bases for the compensation awarded to Ronald J. Mittelstaedt, as the Company's Chief Executive Officer, are discussed below.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the Company's Chief Executive Officer and the four
(4) other most highly compensated officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The policy of the Compensation Committee is to structure the compensation of the Company's executive officers to avoid the loss of the deductibility of any compensation, even though
Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. Notwithstanding, the Compensation Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. The Company believes that Section 162(m) will not have any effect on the deductibility of the compensation of any executive officer for 2002.

     BASE SALARY. Each fiscal year, the Compensation Committee reviews the base salary of the Company's Chief Executive Officer and the recommendation of the Chief Executive Officer with regard to the base salary of the other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers.

     Recommended base salaries of the executive officers are based upon the base salary ranges recommended annually by the Chief Executive Officer of the Company. National survey data available regarding salaries of those persons holding comparable positions at comparably sized solid waste service companies is reviewed by the Compensation Committee to establish base salary ranges. The base salary range is based upon a fair market base salary that is at the low end of the range for comparable companies. The base salaries paid in 2002 to each of the executive officers, including the Chief Executive Officer, were within the recommended ranges.

     ANNUAL PERFORMANCE BONUS. The Compensation Committee also considers the payment of cash performance bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of financial and operational performance, generally measured in growth in revenues through acquisitions and on achieving target levels of EBITDA and earnings per share, for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the Compensation Committee has tied maximum potential bonus compensation to base salary at levels that make us competitive in the comparably sized solid waste services companies.

     STOCK OPTIONS. The Company's executive officers are also entitled to participate in the 1997 Stock Option Plan and the 2002 Senior Management Equity Incentive Plan. The Compensation Committee believes that it is to Waste Connections' advantage to increase the interest of the executives in our welfare, as such employees share the primary responsibility for our management and growth. In addition, the Compensation Committee believes that, because new option grants are set at fair market value, such grants have the effect of increasing the executive's price targets for our common stock. Moreover, our stock option plan provides a significant non-cash form of compensation, which is intended to benefit Waste Connections and its stockholders by enabling us to continue to attract and to retain qualified personnel without having a negative impact on our cash flow. The Compensation Committee generally sets option grant levels at ranges that exceed those of comparably sized solid waste companies.

     CHIEF EXECUTIVE'S COMPENSATION FOR 2002. On October 1, 2000, Mr. Mittelstaedt's base salary was increased to $295,000 year and remained in effect through December 31, 2002. Mr. Mittelstaedt's performance bonus for 2002 was based on Waste Connections achieving specified levels of growth in revenues and in achieving a specified level of EBITDA. The Company achieved these levels for 2002 and thus Mr. Mittelstaedt was entitled to receive a bonus of up to $295,000, which equaled 100% of his base salary for 2002. However, Mr. Mittelstaedt elected not to receive the maximum bonus to which he was entitled for 2002 and requested to the Compensation Committee that he receive a bonus of $157,000, which was approved by the Compensation Committee and paid to Mr. Mittelstaedt in 2003. On June 4, 2002, Waste Connections granted Mr. Mittelstaedt 119,209 non-qualified options and 10,791 incentive stock options to purchase shares of Waste Connections common stock at a price of $27.80 per share. These options vest ratably on an annual basis over three years from the date of grant and expire on June 4, 2012.

     This report is submitted on behalf of the Compensation Committee.

                                         William J. Razzouk, Chairman
                                         Michael W. Harlan

AUDIT COMMITTEE REPORT

     The Audit Committee has prepared the following report to our stockholders.

     The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Davis, met eight times in 2002. The Audit Committee operates under a written charter adopted by the Board of Directors (Exhibit A).

     Management is responsible for Waste Connections' internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted accounting standards and issuing a report thereon. The Audit Committee's responsibilities are to review our internal controls and the objectivity of our financial reporting, and to meet with appropriate financial personnel and our independent auditors in connection with these reviews. The Audit Committee also reviews the professional services provided by our independent auditors and reviews such other matters concerning our accounting principles and financial and operating policies, controls and practices, our public financial reporting policies and practices, and the results of our annual audit as it may find appropriate or as may be brought to its attention.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Waste Connections' consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     The independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent auditors that firm's independence and considered the compatibility of non-audit services with the auditors' independence.

     Based on the Audit Committee's discussions with management and the independent auditors and its review of the representations of management and the report of the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections' Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

     This report is submitted on behalf of the Audit Committee.

                                             Michael W. Harlan, Chairman
                                             William J. Razzouk
                                             Robert H. Davis



                      COMMON STOCK PRICE PERFORMANCE GRAPH

     The following common stock price performance graph compares the change in cumulative total stockholder returns on our common stock for 2002, with the cumulative total return of the S&P 500 and an index of peer group issues ("Peer Group Index") over the same period, assuming the investment of $100 on May 22, 1998, and the reinvestment of dividends. The Peer Group Index includes Allied Waste Industries, Inc., Casella Waste Systems, Inc., Republic Services, Inc., Waste Industries, Inc. and Waste Management, Inc.

                               [PERFORMANCE GRAPH]

------------------------ ---------------- ----------------- --------------- ------------------ ---------------
                           12/31/1998        12/31/1999       12/31/2000       12/31/2001        12/31/2002
------------------------ ---------------- ----------------- --------------- ------------------ ---------------
WCN                            $  128.7      $   101.1         $   231.5       $   217.0          $   270.4
------------------------ ---------------- ----------------- --------------- ------------------ ---------------
Peer Group Index                   91.7           45.1              47.5            55.8               44.9
------------------------ ---------------- ----------------- --------------- ------------------ ---------------
S&P 500                           110.7          132.3             118.9           103.4               79.2
------------------------ ---------------- ----------------- --------------- ------------------ ---------------

  PROPOSAL 2 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

     Our Certificate of Incorporation currently authorizes 50,000,000 shares of common stock and 7,500,000 shares of preferred stock, all with a par value of $0.01 per share. At the annual meeting, our stockholders will be asked to consider and act on an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 150,000,000 shares. The Board of Directors approved this amendment to the Certificate of Incorporation on March 28, 2003. No change is being proposed to the authorized preferred stock.

     Waste Connections has grown significantly since inception in 1997. Our Board believes that the increase in authorized shares is necessary to enable Waste Connections to reserve a sufficient number of shares to meet all known requirements and provide flexibility in the future for general corporate purposes such as stock dividends or splits, acquisitions, equity and convertible security financings, and issuances under stock option, warrant or other employee incentive plans.

     The proposed amendment would increase the number of shares of common stock that Waste Connections is authorized to issue from 50,000,000 to 150,000,000. The additional 100,000,000 shares would be part of the existing class of common stock, and, if and when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding. The common stock does not and will not have any preemptive rights to purchase newly issued shares.

     Unless deemed advisable by the Board of Directors, no further stockholder authorization would be sought for the issuance of additional shares of common stock. The Board of Directors has no immediate plans, intentions or commitments to issue additional shares of common stock for any purpose, including rendering more difficult or discouraging a merger, tender offer, proxy contest or other change in control of Waste Connections.

     If the amendment is approved, Article V, Section A of Waste Connections' Amended and Restated Certificate of Incorporation would be amended and restated to read as follows:

     "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The amount of the total authorized capital stock of the Corporation is 157,500,000 shares, divided into (a) 150,000,000 shares of Common Stock, par value $0.01 per share, and (b) 7,500,000 shares of Preferred Stock, par value $0.01 per share."

     If the amendment is approved by the stockholders, we expect to file with the Delaware Secretary of State, promptly after the annual meeting, a Certificate of Amendment of Certificate of Incorporation to become effective on May 27, 2003.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote FOR the proposal to amend the Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 150,000,000 shares.

                PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the stockholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of Waste Connections for the year 2003. A summary of fees for 2002 and 2001 to Ernst & Young LLP is as follows:

AUDIT FEES

     Fees for audit services totaled approximately $650,000 and $615,000 in 2002 and 2001, respectively, including fees associated with the annual audits of our consolidated financial statements, reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with review of documents filed with the SEC, and accounting consultations.

AUDIT-RELATED FEES

     Fees for audit-related services totaled approximately $388,000 and $479,000 in 2002 and 2001, respectively. Audit-related services principally include acquisition related due diligence and related accounting consultations.

TAX FEES

     Fees for tax advice and planning totaled approximately $36,000 and $27,000 in 2002 and 2001, respectively.

ALL OTHER FEES

     Ernst & Young LLP did not bill us for any other services for year 2002 or 2001.

     The Audit Committee considers the services provided by Ernst & Young described under " Audit-Related Fees" and "Tax Fees" to be compatible with Ernst & Young LLP's maintaining its independence.

     We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

     The Board of Directors recommends a vote in favor of ratification of the appointment. If the stockholders should fail to ratify the appointment of the independent auditors, the Board of Directors would reconsider the appointment.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers or directors were late in filing such reports during 2002, except for one director, Eugene V. Dupreau, who filed one Form 4 late, reporting four transactions in which a total of 1,205 shares of the Company's common stock were given by Mr. Dupreau as gifts.

                  STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2003 Annual Meeting must be in writing and be received by Waste Connections no later than December ___, 2003. Stockholder proposals submitted after that date will be considered untimely within the meaning of Rules 14a-5(e)(2) and 14a-4(c)(1) under the Securities Exchange Act of 1934, unless received between 60 and 90 days before the date of the 2004 Annual Meeting.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote the proxy in accordance with his judgment on such matters.

                                          By Order of the Board of Directors,

                                          Robert D. Evans
                                          SECRETARY

April __, 2003

     A COPY OF THE COMPANY'S 2002 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS FREE OF CHARGE UPON WRITTEN REQUEST TO THE OFFICE OF THE CHIEF FINANCIAL OFFICER OF THE COMPANY.

                                    EXHIBIT A


                             WASTE CONNECTIONS, INC.
                             AUDIT COMMITTEE CHARTER


ORGANIZATION

The Audit Committee of the Board of Directors will consist of at least three directors, all of whom are independent of the Company and its management.

A member of the Audit Committee will be considered independent if the member does not receive any compensation from the Company other than compensation as a director, meets the independence standards required by the New York Stock Exchange, and satisfies the independence requirements set forth in the Company's Corporate Governance Guidelines.

All Audit Committee members must be financially literate and satisfy all other requirements of the New York Stock Exchange regarding audit committee members. At least one member must be an "audit committee financial expert", as defined by SEC regulations.

The Board of Directors will annually determine that the members of the Audit Committee satisfy all applicable independence, financial literacy, audit committee financial expert and other qualification requirements.

Members of the Audit Committee are appointed by the Board of Directors and may be removed by the Board of Directors in its discretion.

STATEMENT OF PURPOSE

The Audit Committee provides assistance to the directors in fulfilling their responsibility to the Company's stockholders, potential stockholders, the investment community and others, by overseeing the integrity of the Company's financial statements; the financial reporting process; the Company's systems of internal accounting and financial controls; the Company's compliance with legal and regulatory requirements; the independent auditors' qualifications and independence; and the performance of the Company's internal audit function and independent auditors. In carrying out this purpose, it is the Audit Committee's responsibility to maintain free and open communication among the committee, the directors, the independent auditors and the Company's management.

The Audit Committee is authorized to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and accounting and other advisors as it determines necessary to carry out its duties. The fees and expenses of such independent counsel and accounting and other advisors will be approved by the chair of the Committee and paid by the Company.

RESPONSIBILITIES

The Audit Committee policies and procedures should remain flexible, to allow it to react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

However, at a minimum, the Audit Committee will:

o Be directly responsible for the appointment, termination (subject to applicable stockholder ratification), compensation and oversight of the independent auditors engaged to audit the financial statements of the Company and its divisions and subsidiaries, including resolution of disagreements between management and the independent auditors regarding financial reporting issues. The Audit Committee has the sole authority to approve all auditing engagements and all non-audit engagements of the independent auditors, will approve all such services before they are rendered, and will disclose its approval of non-audit services to the Company's stockholders to the extent required by law. The Committee may delegate a single member of the committee to pre-approve non-audit services, in which case each such pre-approval will be presented to the full Committee at its next meeting.

o At least annually, obtain and review a report from the Company's independent auditors that describes the audit firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the past five years regarding any audits carried out by the audit firm, and corrective measures taken, and all relationships between the audit firm and the Company. Review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend to the Board of Directors, appropriate action to ensure the continuing independence of the auditors.

o Set clear Company hiring policies for employees or former employees of the Company's independent auditors that satisfy SEC and New York Stock Exchange requirements.

o Meet with the independent auditors and financial management of the Company (including the Company's internal audit staff) to review the scope of and plans for their respective audits and timely quarterly reviews for the current year and the procedures to be used, including compensation and the adequacy of staffing.

o At the conclusion of each annual audit, review the audit directly with the independent auditors, including any problems, difficulties, comments or recommendations of the independent auditors, and management's response.

o Report the results of the annual audit to the Board of Directors. If requested by the Board, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed).

o At least annually, review with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, including the responsibilities, budget and staffing of the Company's internal audit function, procedures to assess, monitor and manage business risks, and legal and ethical compliance programs. Elicit recommendations for the improvement of such controls and procedures and particular areas where new or more detailed controls or procedures are desirable.

o Review analyses prepared by the Company's management and the independent auditors about the Company's critical accounting policies and principles, significant financial reporting issues and judgments made in preparation of the financial statements (including analyses of the effects of alternative GAAP methods on the financial statements), and significant changes in the Company's selection or application of accounting principles. Review any off-balance sheet structures that may have a material effect on the Company's financial statements or related compliance policies. Review with the Company's management and the independent auditors their judgements about the quality, not just the acceptability, of accounting principles and the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates.

o Review reports received from regulators and legal, accounting and regulatory initiatives that may have a material effect on the Company's financial statements or related compliance policies.

o Review the annual audited and quarterly financial statements (including disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations") with the Company's management and the independent auditors before they are filed with the SEC (and before their inclusion in a press release, if possible). Discuss the results of these reviews and any other matters communicated to the Committee by the independent auditors. The chair of the Committee may represent the full Committee for purposes of these reviews and discussions.

o Discuss earnings press releases (paying particular attention to any "pro forma" or "adjusted" non-GAAP information) and financial information and earnings guidance provided to analysts and rating agencies. The chair of the Committee may represent the full Committee for this purpose.

o Periodically meet separately with the Company's management, with the personnel responsible for the Company's internal audit functions and with the independent auditors to discuss issues and concerns. Among the items to be discussed in the separate meetings with the independent auditors are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel.

o Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns about questionable accounting or auditing matters.

o Review accounting and financial human resources and succession planning within the Company.

o Have the authority to delegate any of its responsibilities to single members of the Committee or sub-committees, as the Committee deems appropriate in its sole discretion.

o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors. Regularly review with the full Board any issues that arise with respect to the quality or integrity of the Company's financial statements, compliance with legal or regulatory requirements, performance and independence of the Company's independent auditors or the performance of the internal audit function.

o Prepare the Audit Committee's report to be included in the Company's annual report to stockholders or proxy statement, as required by SEC regulations. Include a copy of this Charter in the annual report to stockholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

o    Perform an annual performance self-evaluation of the Audit Committee.

o Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter at least annually and otherwise as conditions require.


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

                             WASTE CONNECTIONS, INC.
                         35 IRON POINT CIRCLE, SUITE 200
                            FOLSOM, CALIFORNIA 95630

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 23, 2003

    The undersigned holder of Common Stock of Waste Connections, Inc. ("WCI") acknowledges receipt of WCI's Proxy Statement dated April _, 2003, and Annual Report to Stockholders for 2002. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Steven F. Bouck, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Friday, May 23, 2003 at 10:00 A.M., Pacific Time, at the Marriott Rancho Cordova, 11211 Point East Drive, Rancho Cordova, California 95742, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE BELOW. IF YOU DO NOT SPECIFY BELOW BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR THE PROPOSALS REFERRED TO IN (1), (2) AND (3) BELOW, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM FACE OF CARD)

[X] Please mark your votes as in this example.

THE WCI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IN PROPOSAL 1.

1. ELECTION OF DIRECTORS. Election of the following nominees as a director:

    Michael W. Harlan

    [ ] FOR [ ] WITHHOLD AUTHORITY

    William J. Razzouk

    [ ] FOR [ ] WITHHOLD AUTHORITY


THE WCI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2. Amendment of Waste Connections' Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 150,000,000 shares.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN


THE WCI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

3. Ratification of Appointment of Ernst & Young LLP as independent auditors.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

4. OTHER BUSINESS. To transact such other matters as may properly come before the special meeting or any adjournments thereof.

    [ ] AUTHORIZED [ ] NOT AUTHORIZED

If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. [ ]

                    DATED:__________________________________, 2003

                    ______________________________________________
                    SIGNATURE OF STOCKHOLDER

                    ______________________________________________
                    TITLE, IF ANY

                    ______________________________________________
                    SIGNATURE OF STOCKHOLDER IF HELD JOINTLY

                    ______________________________________________
                    TITLE, IF ANY

PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY CARD. IF YOU HOLD SHARES JOINTLY, EACH STOCKHOLDER SHOULD SIGN. IF YOU SIGN AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE.

IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR AN AUTHORIZED OFFICER. IF THE SIGNER IS A PARTNERSHIP, PLEASE SIGN THE FULL PARTNERSHIP NAME BY AN AUTHORIZED PERSON. PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED POSTAGE-PAID ENVELOPE.



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